Exhibit G

Execution Version

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of September 29, 2015 by and among AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and the shareholders of AirMedia Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, AirMedia Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the registered holder and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the number of ordinary shares, par value US$0.001 per share, of the Company (the “Shares”), including Shares represented by ADS, each representing two Shares (collectively, the “Owned Shares”) as set forth in the column titled “ Owned Shares” opposite such Rollover Shareholder’s name in Part I on Schedule A hereto;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each of the Rollover Shareholders agrees:

(a) to the cancellation of his, her or its Owned Shares, as set forth in Part II on Schedule A hereto, for no Merger Consideration (such Owned Shares, the “Rollover Shares”), and

(b) to subscribe for, or to cause any of his/her/its affiliates to subscribe for, the number of newly issued ordinary shares of Parent (the “Parent Shares”) immediately prior to the Closing as set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule B hereto in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

Section 1. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, each Rollover Shareholder agrees that the Rollover Shares held by him, her or it shall be cancelled at the Effective Time for nil consideration, and other than the Rollover Shares, all other equity securities of the Company held by each Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement.

Section 2. Subscription of Parent Shares. Immediately prior to the Closing, Parent shall issue to each Rollover Shareholder, and such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder) shall subscribe for, the number of Parent Shares, at US$0.0001 per share, as set forth opposite such Rollover Shareholder’s name on Schedule B hereto. For purposes of this Section, “Affiliate” shall include an exempted company with limited liability, incorporated under the laws of the British Virgin Islands or the Cayman Islands, that is set up to hold certain Parent Shares in preparation for the future vesting or exercise of share incentive awards to be granted by the Parent, as applicable (such entity, the “ESOP SPV”). Each Rollover Shareholder hereby acknowledges and agrees that such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares.

Section 3. Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated in Section 2 of this Agreement shall take place immediately prior to the Closing.

Section 4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

Section 5. Irrevocable Election; Restrictions on Transfers.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 10(l), the irrevocable election and agreement by the Rollover Shareholders to subscribe for Parent Shares and agree to the cancellation of their respective Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, without the prior written consent by the other Rollover Shareholders, directly or indirectly, (i) tender any equity securities of the Company into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or other equity securities of the Company or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any equity securities of the Company and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Owned Shares or other equity securities of the Company and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares or other equity securities of the Company (any such transaction, a “Derivative Transaction”), (iii) deposit Owned Shares or any equity securities of the Company into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and certain shareholders of the Company thereto (the “Voting Agreement”)) with respect to any Owned Shares or other equity securities of the Company, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). In addition, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until the Closing, such Rollover Shareholder shall not carry out any of the actions referred to in the foregoing clauses (i) through (iv) without obtaining prior written approval from the Company. Any purported Transfer in violation of this paragraph shall be void.

(b) Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Subject to the following sentence, any such Shares shall automatically become subject to the terms of this Agreement, and Part II of Schedule A and Schedule B hereto shall be deemed amended accordingly. Notwithstanding the foregoing, other than the Rollover Shares, no such Shares as may be acquired by Mambo Fiesta Limited from time to time following the date hereof shall be automatically subject to the terms of this Agreement without prior written consent from all Rollover Shareholders.

Section 6. Representations and Warranties of the Rollover Shareholders. To induce Parent to accept the Rollover Shares and issue the Parent Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) Such Rollover Shareholder (A) is and, immediately prior to the Closing will be, the beneficial owner of, and has and will have good and valid title to, the Owned Shares set forth opposite its name in Part II on Schedule A hereto, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of such securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the British Virgin Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; (ii) such Rollover Shareholder’s Owned Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Rollover Shareholder’s Owned Shares other than this Agreement and the Voting Agreement; and (iii) such Rollover Shareholder has not Transferred any of such Rollover Shareholder’s Owned Shares pursuant to any Derivative Transaction. As of the date hereof, other than as set forth in Part I on Schedule A hereto, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of such Rollover Shareholder’s Owned Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. Each such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of such Rollover Shareholder’s Owned Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d) Litigation. There is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

(f) Receipt of Information. Such Rollover Shareholder acknowledges that such Rollover Shareholder has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 7. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders subject to the proviso in Section 10(l), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 500,000,000 ordinary shares, of which, at and immediately after the Closing, 39,320,194 ordinary shares shall be issued and outstanding and owned of record as set forth on Schedule B hereto. At and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Closing by all of the Rollover Shareholders) when issued.

Section 8. Termination. This Agreement, and the agreement of the Rollover Shareholders to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 8 and Section 10 shall survive the termination of this Agreement. Nothing in this Section 8 shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

Section 9. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

Section 10. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(b) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

(c) Entire Agreement. This Agreement, the Merger Agreement, the Voting Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Specific Performance. Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent and Merger Sub, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent and Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(e) Amendments; Waivers. Except for Section 5 hereof which requires consent of the Shareholders, Parent and the Company for any amendment or waiver, at any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(f) Governing Law. This Agreement and the schedules hereto shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

(g) Dispute Resolution; Jurisdiction; Enforcement. All actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 10(a) hereof or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10(g), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(i) No Third-Party Beneficiaries. Except for Section 5 for which the Company is a third-party beneficiary, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, his or its estate, heirs, beneficiaries, personal representatives and executors.

(k) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it or he has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(l) Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

AirMedia Holdings Ltd.

By:	/s/ Herman Man Guo
	Name:	Herman Man Guo
	Title:	Director

17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

[Signature Page To Rollover Agreement]

ROLLOVER SHAREHOLDERS

Wealthy Environment Limited

By:	/s/ Herman Man Guo
	Name:	Herman Man Guo
	Title:	Director

17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Dan Shao

/s/ Dan Shao

c/o 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Global Earning Pacific Limited

By:	/s/ Dan Shao
	Name:	Dan Shao
	Title:	Director

c/o 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Mambo Fiesta Limited

By:	/s/ Qing Xu
	Name:	Qing Xu
	Title:	Director

c/o Qing Xu, 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China]

[Signature Page To Rollover Agreement]

Schedule A

Part I

Shares and ADSs Beneficially Owned by Rollover Shareholders

Shareholder	Owned Shares
	Shares Held of Record	Shares Represented by ADSs
Wealthy Environment Limited	16,105,980	1,400,000
Dan Shao	None	584,214
Global Earning Pacific Limited	20,000,000	None
Mambo Fiesta Limited	2,000,000	None

Part II

Rollover Shares

Shareholder	Owned Shares
	Shares Held of Record	Shares Represented by ADSs
Wealthy Environment Limited	16,105,980	1,400,000
Dan Shao	None	584,214
Global Earning Pacific Limited	20,000,000	None
Mambo Fiesta Limited	1,000,000	None

A-1

Schedule B

PARENT SHARES AT AND IMMEDIATELY AFTER THE CLOSING

Parent Shares	Shareholders *
12,605,980	Wealthy Environment Limited
20,584,214	Global Earning Pacific Limited
1,000,000	Mambo Fiesta Limited
4,900,000	ESOP SPV

*	Any individual or entity shareholder named herein may, at his/her/its sole discretion, name any affiliate(s) to take his/her/its place as direct record holders of Parent Shares at and immediately after the Closing.

B-1